Exhibit 99
        CYBEROPTICS REPORTS SIGNIFICANTLY IMPROVED SECOND QUARTER RESULTS

JULY 30, 2003--MINNEAPOLIS, MN--CyberOptics Corporation (Nasdaq NMS: CYBE) today reported consolidated revenues of $7,508,000 for the second quarter of 2003 ended June 30, an increase of 27% from $5,912,000 in the year-earlier quarter and also up 17% from $6,425,000 in this year's first quarter.

CyberOptics reported a net loss of $1,258,000 or $0.15 per diluted share in this year's second quarter. The lower than anticipated second quarter loss represented a significant improvement from the reported net loss of $3,292,000 or $0.40 per share in the second quarter of 2002, which included restructuring and other charges totaling $1,450,000. CyberOptics' net loss for the current quarter was also below the net loss of $1,482,000 or $0.18 per share in this year's first quarter, which included a gain of $645,000 for a technology transfer and licensing agreement, as well as a restructuring charge of $170,000 related to further consolidation of semiconductor operations.

For the first six months of 2003, CyberOptics reported sales of $13,933,000, an increase of 33% from $10,444,000 in the first half of 2002. The Company's net loss for this year's first half came to $2,740,000 or $0.34 per share, compared to the reported net loss of $6,494,000 or $0.80 per share a year ago, which included restructuring and other charges totaling $2,297,000.

Kathleen P. Iverson, president and chief executive officer, commented: "Our significantly improved second quarter operating results were driven by strong sales of electronic assembly sensors to OEMs of robotic pick-and-place equipment, which are used in the production of surface mount circuit boards. We believe this increased sales volume reflects growing demand for the automated assembly equipment of our OEM customers, who, in turn, are placing orders for our LaserAlign sensors at higher rates. New product introductions for one of our large OEM customers also contributed to the increased electronic assembly sensor sales. The SARS epidemic, by impeding travel to current and potential Asian customers, affected second quarter sales of SMT inspection systems, which were virtually unchanged from this year's first quarter."

Iverson continued: "The strengthening in our business that started in the second quarter is currently expected to continue during the third quarter ending September 30. Our backlog and bookings for electronic assembly sensor sales are up, which we expect to be reflected in our sales for the third quarter. In addition, order bookings for SMT inspection systems have started to increase in the aftermath of the SARS epidemic, causing us to anticipate improved system sales in this year's third quarter. As a result, we are forecasting a third quarter net loss of $0.02 to $0.07 per share on revenues of $8.5 to $9.2 million, which would represent further sequential and year-over-year improvements in our operating results."

Sales of electronic assembly sensors to OEMs of robotic assembly equipment increased 137% in the second quarter from the year-earlier level and by 41% from this year's first quarter. Sales of end-user inspection systems, including solder paste inspection and AOI systems, decreased 6% in this year's second quarter from the prior year's level and were virtually unchanged from this year's first quarter. Sales of semiconductor products, principally wafer mapping sensors for OEMs of wafer-handling equipment and frame grabber products, were down 18% in the second quarter from the year-earlier level but increased 4% from the level posted in this year's first quarter.

CyberOptics' net loss for 2003 also reflects the absence of an income tax benefit for the second quarter and six months ended June 30, 2003. The tax benefits recorded in the second quarter and first half of 2002 ended June 30 were approximately $1.9 million and $4.0 million, respectively. As previously reported, CyberOptics will not record any income tax benefits until its valuation allowance on deferred taxes is eliminated.

Due to workforce reductions and other cost control actions taken during the past year, second quarter operating expenses were down 19% on a year-over-year basis.

Cash and marketable securities declined to $19,868,000 from $20,977,000 at March 31, 2003 and $21,818,000 at December 31, 2002. The Company does not anticipate a significant change in cash and marketable securities during the third quarter of 2003.


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ABOUT CYBEROPTICS
CyberOptics Corporation, a recognized worldwide leader in optical technology, designs and manufactures a growing range of yield and through-put enhancement tools for the SMT electronic assembly equipment and semiconductor fabrication equipment markets.

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Statements regarding the Company's anticipated performance in 2003 are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries, the level of orders from our OEM customers, the timing and commercial success of new product introductions, the effect of world events on our sales, including the impact of SARS on the Asian electronic market, the majority of which are from foreign customers, product introductions and pricing by our competitors, and other factors set forth in the Company's filings with the Securities and Exchange Commission
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                                      # # #

For additional information, contact:
------------------------------------
Scott Larson, Chief Financial Officer
763/542-5000

Richard G. Cinquina
Equity Market Partners
612/338-0810

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                    SECOND QUARTER CONFERENCE CALL AND REPLAY

CyberOptics will review its second quarter operating results in a conference call at 4:30 pm Eastern today. Investors can listen to this conference call at www.cyberoptics.com(CompanyInformation). Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference call will be available through August 6 by dialing 303-590-3000 and providing the 544984 confirmation code.


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CYBEROPTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)                                     Three Months Ended          Six Months Ended
                                                                                  June 30,                   June 30,
                                                                             2003          2002         2003           2002
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
Revenue                                                                    $7,508        $5,912      $13,933        $10,444
Cost of revenue                                                             3,681         3,772        7,206          6,705
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              Gross margin                                                  3,827         2,140        6,727          3,739
Research and development expenses                                           1,860         2,261        3,600          4,575
Selling, general and administrative expenses                                2,886         3,582        5,668          7,266
Restructuring and severance costs                                               -           800          170          1,647
Gain from technology transfer and license                                       -             -         (645)             -
Amortization of intangibles                                                   281           281          561            560
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              Income (loss) from operations                                (1,200)       (4,784)      (2,627)       (10,309)
Interest income and other                                                      71          (388)          76           (165)
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              Income (loss) before income taxes                            (1,129)       (5,172)      (2,551)       (10,474)
Provision (benefit) for income taxes                                          129        (1,880)         189         (3,980)
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              Net income (loss)                                           ($1,258)      ($3,292)     ($2,740)       ($6,494)
============================================================================================================================
Net income (loss) per share - Basic                                        ($0.15)       ($0.40)      ($0.34)        ($0.80)
Net income (loss) per share - Diluted                                      ($0.15)       ($0.40)      ($0.34)        ($0.80)
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Weighted average shares outstanding - Basic                                 8,180         8,142        8,185          8,134
Weighted average shares outstanding - Diluted                               8,180         8,142        8,185          8,134
============================================================================================================================

CONDENSED CONSOLIDATED BALANCE SHEETS
                                                                                                JUNE 30, 2003 DEC. 31, 2002
                                                                                                (UNAUDITED)
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
Assets
Cash and cash equivalents                                                                             $7,395        $11,009
Marketable securities                                                                                  6,316          4,086
Accounts receivable, net                                                                               4,890          3,836
Inventories                                                                                            5,285          7,065
Income tax receivable                                                                                  2,618          2,560
Other current assets                                                                                     396            577
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              Total current assets                                                                    26,900         29,133

Marketable securities                                                                                  6,157          5,723
Intangible and other assets, net                                                                       9,925         10,717
Fixed assets, net                                                                                      1,770          2,354
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              Total assets                                                                           $44,752        $47,927
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LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                                                                      $1,307         $1,251
Accrued expenses                                                                                       2,444          2,614
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              Total current liabilities                                                                3,751          3,865
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Total stockholders' equity                                                                            41,001         44,062
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              Total liabilities and stockholders' equity                                             $44,752        $47,927
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

BACKLOG SHIPMENT SCHEDULE:
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
              3rd Quarter 2003                                                                        $4,815
              4th Quarter 2003 and thereafter                                                            325
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                    Total backlog                                                                     $5,140
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